Ford

Ford Motor Company
One American Road
P.O. Box 1899


Dearborn, Michigan 48126



						March 1, 2006




Securities and Exchange Commission
450 Fifth Street N.W.

Washington,
D.C.  20549


Authority to Sign Reports under
Section 16(a)
of the
Securities Exchange Act of 1934 or
Rule 144
under the Securities Act of
1933


Ladies and Gentlemen:


	Please let this letter serve to
confirm the
authority I have
granted, effective immediately, to
Peter
J. Sherry, Jr., Secretary,
and Kathryn S. Lamping,
Assistant Secretary,
Ford Motor Company, to
execute and
file with the Securities and Exchange
Commission and

other relevant securities exchanges reports, notices and

any other
documents required of me under Section 16(a) of the
Securities
Exchange Act of 1934 or Rule 144 under
the Securities Act of
1933.


	This authority shall remain in effect until I shall have notified you in writing of its termination.


		Sincerely,



		/s/Francisco N. Codina

		Francisco N. Codina
		Group Vice

President